Putnam Dynamic Asset Allocation Growth Fund, March 31, 2018, semiannual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	28,453
Class B	703
Class C	3,747
Class M	373

72DD2 (000s omitted)

Class P	5,567
Class R	556
Class R5	353
Class R6	5,354
Class Y	6,051

73A1

Class A	0.325
Class B	0.180
Class C	0.214
Class M	0.222

73A2

Class P	0.398
Class R	0.298
Class R5	0.390
Class R6	0.392
Class Y	0.372

74U1 (000s omitted)

Class A	94,645
Class B	4,032
Class C	19,674
Class M	1,813

74U2 (000s omitted)

Class P	15,265
Class R	1,955
Class R5	1,000
Class R6	15,600
Class Y	18,766

74V1

Class A	16.76
Class B  	16.37
Class C   15.72
Class M	16.36

74V2

Class P	16.98
Class R   16.38
Class R5  16.94
Class R6  16.98
Class Y	16.95

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.